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                                                                   Exhibit 10.22

                       GULF STATES STEEL, INC. OF ALABAMA
                  Preferred Supplier Continuous Credit Program

Each supplier listed on the attached schedule who offers the Debtor post-petition credit terms at least equal to the lesser of (i) twice the number of days that are listed on the schedule as "Current Trade Term Days," (but not less than 30 days) or (ii) 45 days, or any supplier not listed on the attached schedule who offers the Debtor post-petition credit terms of at least 45 days, in all cases for a continuous period of at least 6 months ("Continuous Credit"), shall receive the following treatment:

1. Such supplier's post-petition claim for Continuous Credit shall be entitled to priority administrative expense status subordinate to all claims of DIP lenders granted under Bankruptcy Code Section 364(c)(1).

2. Such supplier's post-petition claim for Continuous Credit shall be secured by a collection lien as described below on all of Gulf States' assets that are subject to the pre-petition security interest of the indenture trustee with respect to Gulf States' 13 1/2% First Mortgage Notes and shall be senior to such lien but shall be subordinate and junior to all liens of any entities having claims for money borrowed under Bankruptcy Code
      Section 364(d)(1).

3. After 6 months of Continuous Credit, and assuming Continuous Credit continues to exist at the date each payment is due, the supplier shall receive, at the Debtor's sole discretion, a credit extension fee in an amount not to exceed the following percentages: the lower of (i) such supplier's pre-petition debt or (ii) such supplier's cumulative average monthly balance of post-petition debt, beginning the second month after the supplier enters the Preferred Supplier Continuous Credit Program.

                                                     Maximum
            Month                 Amount        Cumulative Amount
            -----                 ------        -----------------
            7-12                   1.25%                7.5%
            13-18                  1.00%               13.5%
            19-35                  2.00%               47.5%
            36                     2.50%               50.0%

4. The maximum aggregate amount of the debtor's pre-petition debt eligible to receive a credit extension fee as described in number 3 above is $15 million and the maximum amount payable as a credit extension fee is $7.5 million.
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5.    Such supplier's pre-petition claim shall be entitled to the same recovery, if any, as is subsequently negotiated for all similarly situated unsecured trade creditors with respect to pre-petition debt.

If a supplier ceases Continuous Credit before 6 months have elapsed, then measurement of the 6 month period restarts from the time that the supplier next begins to offer Continuous Credit.

If a supplier ceases Continuous Credit after the payments have begun as described in Number 3 above, then the remaining payments shall resume at the option of the Debtor after Continuous Credit resumes for a period of at least 3 months. During the cessation period, the supplier will not be entitled to status as a secured creditor.

If a supplier never provides Continuous Credit, then that supplier shall be entitled to (i) administrative expense claim status as statutorily provided with respect to post-petition debt and, (ii) recovery, if any, as is subsequently negotiated for all similarly situated unsecured trade creditors with respect to pre-petition debt.

The "DIP Lenders" shall include any party to whom the Debtor becomes indebted for money borrowed in any amount approved by the Court during the Debtor's Chapter 11 case.

The collection lien provided to suppliers of Continuous Credit under the Program shall entitle them to any collateral proceeds remaining after enforcement of prior liens, but shall not entitle them to any right to accelerate, to commence foreclosure or other enforcement proceedings, to demand marshalling, to receive adequate protection or to any other rights or remedies, including, without limitation to contest, object to or otherwise dispute the valuation of collateral subject to the collection lien or any other action that holders of senior liens may take with respect to such collateral, it being understood that the collection lien provides for and pertains only to a right of a collection of any remaining proceeds of such collateral.

The Debtor shall develop such rules and procedures as are necessary to carry out the provisions of this Continuous Credit arrangement for suppliers.